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                                                                     Exhibit 5.2

                                Legg Mason, Inc.
                            111 South Calvert Street
                           Baltimore, Maryland  21202


                                                                February 9, 1996


Legg Mason, Inc.
111 South Calvert Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

                 You have requested me, as General Counsel of Legg Mason, Inc. (the "Company"), to render my opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement"), including the Prospectus included therein at the time the Registration Statement was declared effective and the Prospectus Supplement, dated February 9, 1996 (together, the "Prospectus"), with respect to the issuance thereunder of $100,000,000 aggregate principal amount of the Company's 6 1/2% Senior Notes due 2006 (the "Securities").

                 The Securities are being issued under an indenture, dated as of February 9, 1996, between the Company, as issuer, and The Bank New York, as trustee (the "Trustee"), in substantially the form included in the Registration Statement as Exhibit 4(a), as supplemented by the supplemental indenture, dated as of February 9, 1996, between the Company and the Trustee (together, the "Indenture").

                 I am familiar with the Company's articles of incorporation and by-laws, as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinions expressed herein. I am, or someone under my supervision is, familiar with the Indenture and the Securities.

                 Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

                 1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

                 2. The Indenture has been duly executed by a duly authorized officer of the Company, and when executed by a duly authorized officer of the Company, the Securities will have been duly authorized by the Company.
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                 I am admitted to practice in the State of Maryland.  The
opinions set forth herein are limited to matters of the General Corporation Law of the State of Maryland. I am furnishing this opinion solely for your benefit and, as to certain matters of Maryland law, for the benefit of your counsel, Rogers & Wells and of counsel for the underwriters in one or more offerings under the Registration Statement, Skadden, Arps, Slate, Meagher & Flom. It may not be relied upon by any other person without my express written consent.

                 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                     Very truly yours,


                                                     /s/ Theodore S. Kaplan
                                                     ----------------------
                                                     Theodore S. Kaplan
                                                     General Counsel